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                                  NEWS RELEASE

                                  June 21, 2000

        FiberCore Completes the Acquisition of Xtal Fibras Opticas S. A.


CHARLTON, MA-- (BUSINESS WIRE)--FiberCore, Inc. (OTC-BB: FBCE).
FiberCore, a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, today announced that it acquired Xtal Fibras Opticas S.A. a fiber manufacturing facility, from Algar S.A., one of the largest private conglomerates in Brazil for a purchase price of $25 million, as of June 1, 2000.

"With this acquisition, our ability to keep pace with high product demand has significantly increased, and we have gained a sizeable market share in the rapidly growing Brazilian and South American market, as we continue to expand our international presence, " said Dr. Mohd Aslami, President and CEO of FiberCore. "Over the next year, we plan to double Xtal's current sales of $25 million by integrating our technologies, investing in new capital equipment, and expanding Xtal's export sales. Going forward, we expect that Xtal will be a major contributor to the growth of FiberCore."

"Algar Group is selling Xtal, as a result of a strategic decision, to divest from product manufacturing facilities in telecommunications. We are focusing more and more of our business in the areas of telecommunication services," said Algar's CEO Jose Mauro Leal Costa.

For more information about Algar Group: (www.algar.com.br)
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E-mail  algar@algar.com.br.
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Phone:  55-34-218-3101 / Fax: 55-34 212-0293


For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.



FiberCore, Inc.                             Fiber Optics for the Next Generation
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253 Worcester Rd  o P.O. Box 180   o Charlton, MA 01507   o Tel: (508) 248- 3900
o Fax: (508) 248-5588